Exhibit 23.1

Consent of Independent Auditors
SilverBow Resources, Inc.
Houston, Texas

We consent to the incorporation by reference in Registration Statements Forms S-3 (Nos. 333-238778, 333-259122, 333-260142 and 333-261346) and Forms S-8 (Nos. 333-233163, 333-218246, 333-210936, and 333-215235) of SilverBow Resources, Inc. of our report dated February 2, 2022, relating to the Statement of Revenues and Direct Operating Expenses of certain oil and gas properties of Teal Natural Resources, LLC and Castlerock Production, LLC acquired by SilverBow Resources, Inc. for the year ended December 31, 2020, which report appears in this Current Report on Form 8-K/A of SilverBow Resources, Inc. filed on or about February 2, 2022.

/s/ Weaver and Tidwell, L.L.P.

Dallas, Texas
February 2, 2022

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